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                          August 16, 2023

       Timothy Rodenberger
       General Counsel
       Casa Systems Inc
       100 Old River Road
       Andover, Massachusetts 01810

                                                        Re: Casa Systems Inc
                                                            Registration
Statement on Form S-3
                                                            Filed August 8,
2023
                                                            File No. 333-273815

       Dear Timothy Rodenberger:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing